Gray	Exhibit 99
Television, Inc.

NEWS RELEASE
Gray Reports Operating Results
For the Three-Month Period and Year Ended December 31, 2010
     Atlanta, Georgia — March 1, 2011. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced results of operations for the three-month period (the “fourth quarter”) and year ended December 31, 2010 (“2010”) as compared to the three-month period and year ended December 31, 2009.
Gray Earns Record Revenue and Broadcast Cash Flow for the Year Ended December 31, 2010:
     For the year ended December 31, 2010, we recorded revenue of $346.1 million and broadcast cash flow of $148.9 million. These are record amounts for Gray. Our previous records were set in 2006 when we recorded revenue of $332.1 million and broadcast cash flow of 143.4 million for the year. These record amounts were driven in part by a record $57.6 million of political advertising revenue in 2010. Broadcast cash flow is a non-GAAP term and is reconciled to net income later in this press release.
     As previously reported, we used cash from operations to reduce our long-term debt and long-term accrued facility fee balance by a total of $50.2 million during the year ended December 31, 2010.
Results Exceed Estimates for the Fourth Quarter of 2010:
     For the three-month period ended December 31, 2010, our operating results exceeded our initial estimates, which were publicly disclosed on November 8, 2010. Our total revenue exceeded our initial estimates, our actual broadcast expense was near the lower end of our initially estimated range and our actual corporate expense was below our initially estimated range. Our fourth quarter 2010 political advertising revenue of $33.1 million was a single quarter record for us. We also recorded higher than expected local, national and internet advertising revenue. Our consulting revenue for the fourth quarter of 2010 totaled $5.8 million and exceeded our initial estimates. Consulting revenue consisted of $0.6 million of base consulting revenue and $5.3 million of incentive consulting revenue.
Highlights:

	Three Months Ended December 31,			Years Ended December 31,
	2010	2009	%Change	2010	2009	%Change
		(in thousands except for percentages)
Revenues (less agency commissions)	$114,595	$77,517	48%	$346,058	$270,374	28%

Operating expenses (1):
Broadcast	$52,898	$50,589	5%	$196,353	$187,583	5%
Corporate and administrative	$3,417	$3,222	6%	$13,545	$14,168	(4)%

(1)	Excludes depreciation, amortization and gain on disposal of assets.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Comments on Results of Operations for the Three-Month Period Ended December 31, 2010:
Revenue.
     Total revenue increased $37.1 million, or 48%, to $114.6 million for the three-month period ended December 31, 2010 compared to the three-month period ended December 31, 2009 reflecting increases in political, local, and internet advertising revenue, retransmission consent revenue and consulting revenue while national advertising revenue and production and other revenue decreased. Local and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment. National advertising revenue decreased due to large purchases of advertising time by political advertisers, which reduced advertising time available for other customers. Political advertising revenue increased due to increased advertising from political candidates and special interest groups in advance of elections in November 2010. Retransmission revenue increased due to the improved terms of our retransmission contracts compared to those in effect during the three-month period ended December 31, 2009. We continued to earn consulting revenue from our agreement with Young Broadcasting, Inc (“Young”). Our consulting revenue from this agreement includes a fixed base component and an incentive component which is based upon Young’s actual results. We earned base consulting revenue of $0.6 million for the three-month periods ended December 31, 2010 and 2009, respectively. Pursuant to the terms of this agreement, we recorded $5.3 million of incentive consulting revenue for the three-month period ended December 31, 2010. We were not eligible for an incentive consulting fee in the three-month period ended December 31, 2009. This agreement became effective on August 10, 2009 and expires on December 31, 2012.
The principal components of our revenue were as follows:
Local advertising revenue increased $2.4 million, or 5%, to $49.5 million.
National advertising revenue decreased $0.2 million, or 2%, to $15.6 million.
Internet advertising revenue increased $0.7 million, or 21%, to $3.9 million.
Political advertising revenue increased $28.2 million, or 569%, to $33.1 million.
Retransmission consent revenue increased $1.1 million, or 29%, to $4.8 million.
Production and other revenue decreased $0.3 million, or 14%, to $1.6 million.
Consulting revenue from our agreement with Young increased $5.3 million, or 963%, to $5.8 million.
     Our five largest advertising revenue categories by customer type, excluding political advertising, demonstrated the following changes during the three-month period ended December 31, 2010 compared to the three-month period ended December 31, 2009: automotive increased 3%; restaurants decreased 11%; medical increased 2%; communications increased 16% and department stores increased 20%.
Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $2.3 million, or 5%, to $52.9 million. The increase was due primarily to an increase in payroll expense of $2.0 million and national sales representation expense of $1.5 million, partially offset by a decrease in employee benefit expense of $1.5 million. Payroll expense increased primarily due to increases in sales and certain other incentive compensation due to the increase in advertising revenue discussed above. National sales representation fees earned by third parties also increased due to increased advertising revenue. National sales representation expense is equal to a certain percentage of our national sales revenue (including certain political advertising revenue) and increases as this revenue increases. We continue to monitor our total number of employees in order to reduce costs when possible. As of December 31, 2010 and 2009, we employed 2,147 and 2,184 employees, respectively, in our broadcast operations. Since December 31, 2007, we have decreased the total number of employees in our broadcast operations by 278 persons, a decrease of 11.5%.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.2 million, or 6%, to $3.4 million. The increase was due primarily to an increase of $0.3 million in payroll expense partially offset by a decrease in consulting expense of $0.1 million. The increase in payroll expense was due primarily to an increase in bonus compensation of $0.6 million for certain executive officers, resulting from the increase in revenues discussed above, partially offset by a decrease of

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2010	Page 2 of 13

$0.3 million in non-cash stock-based compensation expense. We recorded non-cash stock-based compensation expense during the three-month periods ended December 31, 2010 and 2009 of $0.1 million and $0.3 million, respectively. Non-cash stock-based compensation expense decreased due to outstanding stock options becoming fully vested. Consulting expense decreased due to the expiration, on December 31, 2009, of a consulting agreement with our former Chairman.
Comments on Results of Operations for the Year Ended December 31, 2010:
Revenue.
     Total revenue increased $75.7 million, or 28%, to $346.1 million for the year ended December 31, 2010 compared to the year ended December 31, 2009, reflecting increases in political, local, national and internet advertising revenue, retransmission consent revenue, production and other revenue and consulting revenue. Local, national and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment. Political advertising revenues increased due to increased advertising from political candidates and special interest groups during the “on year” of the two-year political advertising cycle. Net advertising revenue associated with the broadcast of the 2010 Super Bowl on our seventeen CBS-affiliated stations approximated $0.9 million which was an increase from our approximate $0.8 million of Super Bowl revenues earned in 2009 on our ten NBC-affiliated stations. In addition, results in the year ended December 31, 2010 benefited from approximately $2.8 million of net revenues earned from the broadcast of the 2010 Winter Olympic Games on our NBC-affiliated stations. There was no corresponding broadcast of Olympic Games during the year ended December 31, 2009. Retransmission consent revenue increased due to the improved terms of our retransmission contracts compared to those in effect during the year ended December 31, 2009. Production and other revenue increased primarily due to increased revenue from producing news for a station not owned by Gray. We continued to earn consulting revenue from our agreement with Young. Our consulting revenue from this agreement includes a fixed base component and an incentive component which is based upon Young’s actual results. We earned base consulting revenue of $2.2 million and $0.9 million for the years ended December 31, 2010 and 2009, respectively. The increase was due to the agreement being effective for only a portion of the year ended December 31, 2009. Pursuant to the terms of this agreement, we recorded $5.3 million of incentive consulting revenue for the year ended December 31, 2010. We were not eligible for an incentive consulting fee in the year ended December 31, 2009.
The principal components of our revenue were as follows:
Local advertising revenue increased $12.4 million, or 7%, to $183.2 million.
National advertising revenue increased $3.8 million, or 7%, to $57.6 million.
Internet advertising revenue increased $2.0 million, or 17%, to $13.4 million.
Political advertising revenue increased $47.6 million, or 477%, to $57.6 million.
Retransmission consent revenue increased $3.1 million, or 20%, to $18.8 million.
Production and other revenue increased $0.3 million, or 5%, to $7.4 million.
Consulting revenue from our agreement with Young increased $6.6 million, or 769%, to $7.5 million.
     Our five largest advertising revenue categories by customer type, excluding political advertising, demonstrated the following changes during the year ended December 31, 2010 compared to the year ended December 31, 2009: automotive increased 27%; restaurants decreased 9%; medical increased 12%; communications decreased 4% and furniture and appliances increased less than 1%.
Operating expenses.
     Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $8.8 million, or 5%, to $196.4 million. This increase was primarily due to increases in payroll expense of $7.1 million and national sales representation expense of $2.9 million, partially offset by decreases in employee

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Earnings Release for the three-month period and year ended December 31, 2010	Page 3 of 13

benefit expense of $1.6 million. Payroll expense increased primarily due to increases in sales and certain other incentive compensation due to the increase in advertising revenue discussed above. National sales representation fees earned by third parties also increased due to increased advertising revenue. National sales representation expense is equal to a certain percentage of our national sales revenue (including certain political advertising revenue) and increases as this revenue increases. Employee benefit expense decreased due to a decrease in health care expense of $1.1 million and pension expense of $0.3 million. Health care expense decreased primarily due to fewer claims incurred and pension expense decreased primarily due to an increase in our pension expense discount rate.
     Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) decreased $0.6 million, or 4%, to $13.5 million. The decrease was due primarily to a decrease in relocation expense of $0.6 million, consulting expense of $0.6 million and legal expense of $0.6 million, partially offset by an increase in payroll expense of $1.3 million. Relocation expense decreased due to the relocation of certain employees in the year ended December 31, 2009, while no similar relocations took place in the year ended December 31, 2010. Consulting expense decreased due to the expiration, on December 31, 2009, of a consulting agreement with our former Chairman. Legal expense decreased primarily due to a decrease in the number of retransmission consent revenue contracts being negotiated in the current period compared to the year ended December 31, 2009. The increase in payroll expense was due primarily to an increase in bonus compensation expense, partially offset by a decrease in non-cash stock-based compensation. Bonus compensation expense increased due to the payment of $1.05 million in bonuses to certain executive officers related to the completed refinancing in the year ended December 31, 2010. In addition, bonus compensation expense increased an additional $1.2 million reflecting incentive compensation in 2010 resulting from the increase in revenues discussed above. Non-cash stock-based compensation expense decreased $1.0 million due to outstanding stock options becoming fully vested. We recorded non-cash stock-based compensation expense during the years ended December 31, 2010 and 2009 of $0.3 million and $1.4 million, respectively.
Internet Initiatives:
     We continue to expand our internet initiatives in each of our markets. Our focus remains on expanding local content to attract additional traffic to our websites. Our website page view data for the three-month period and year ended December 31, 2010 compared to the three-month period and year ended December 31, 2009 is as follows:
Gray Websites — Aggregate Page Views

	Three Months Ended December 31,
	2010	2009	%Change
	(in millions, except percentages)
Advertising impressions generated	735.1	504.0	46%
Total page views (including mobile page views)	223.7	205.0	9%

	Years Ended December 31,
	2010	2009	%Change
	(in millions, except percentages)
Advertising impressions generated	2,639.9	2,100.0	26%
Total page views (including mobile page views)	847.2	762.0	11%

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2010	Page 4 of 13

     We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites.
     Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”
Other Financial Data:

	December 31, 2010	December 31, 2009
	(in thousands)
Cash	$5,431	$16,000
Long-term debt, including current portion	$826,704	$791,809
Long-term accrued facility fee	$—	$18,307
Preferred stock (1)	$37,181	$93,386
Borrowing availability under our senior credit facility	$40,000	$31,681

	Years Ended December 31,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$38,126	$18,903
Net cash used in investing activities	(19,506)	(17,531)
Net cash used in financing activities	(29,189)	(16,021)

Net decrease in cash	$(10,569)	$(14,649)

Certain covenant ratios as defined under our senior credit facility (2):
First lien leverage ratio — actual	4.46	—
First lien leverage ratio — maximum allowed	7.00	—
Fixed charge coverage ratio — actual	1.27	—
Fixed charge coverage ratio — minimum allowed	0.90	—

(1)	As of December 31, 2010, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $2.1 million and $14.1 million, respectively. As of December 31, 2009, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $6.6 million and $18.9 million, respectively.

(2)	Gray was not required to comply with these ratios prior to June 30, 2010.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2010	Page 5 of 13

Detailed Table of Operating Results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended
	December 31,
			%
	2010	2009	Change
Revenues (less agency commissions)	$114,595	$77,517	48%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	52,898	50,589	5%
Corporate and administrative	3,417	3,222	6%
Depreciation	7,229	8,057	(10)%
Amortization of intangible assets	117	137	(15)%
Gain on disposals of assets, net	(1,300)	(3,173)	(59)%

	62,361	58,832	6%

Operating income	52,234	18,685	180%
Other income (expense):
Miscellaneous income, net	1	28	(96)%
Interest expense	(16,332)	(19,568)	(17)%

Income (loss) before income tax	35,903	(855)
Income tax expense	14,039	1,104

Net income (loss)	21,864	(1,959)
Preferred stock dividends (includes accretion of issuance cost of $118 and $299, respectively)	1,789	4,550	(61)%

Net income (loss) available to common stockholders	$20,075	$(6,509)

Basic per share information:
Net income (loss) available to common stockholders	$0.35	$(0.13)

Weighted-average shares outstanding	57,075	48,526	18%

Diluted per share information:
Net income (loss) available to common stockholders	$0.35	$(0.13)

Weighted-average shares outstanding	57,078	48,526	18%

Political advertising revenue (less agency commissions)	$33,139	$4,954	569%

Gray Television, Inc.
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Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Years Ended
	December 31,
			%
	2010	2009	Change
Revenues (less agency commissions)	$346,058	$270,374	28%
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	196,353	187,583	5%
Corporate and administrative	13,545	14,168	(4)%
Depreciation	30,630	32,595	(6)%
Amortization of intangible assets	479	577	(17)%
Gain on disposals of assets, net	(1,909)	(7,628)	(75)%

	239,098	227,295	5%

Operating income	106,960	43,079	148%
Other income (expense):
Miscellaneous income, net	44	54	(19)%
Interest expense	(70,045)	(69,088)	1%
Loss on early extinguishment of debt	(349)	(8,352)

Income (loss) before income tax expense (benefit)	36,610	(34,307)
Income tax expense (benefit)	13,447	(11,260)

Net income (loss)	23,163	(23,047)
Preferred stock dividends (includes accretion of issuance cost of $4,489 and $1,202, respectively)	14,582	17,119	(15)%

Net income (loss) available to common stockholders	$8,581	$(40,166)

Basic per share information:
Net income (loss) available to common stockholders	$0.16	$(0.83)

Weighted-average shares outstanding	54,322	48,510	12%

Diluted per share information:
Net income (loss) available to common stockholders	$0.16	$(0.83)

Weighted-average shares outstanding	54,324	48,510	12%

Political advertising revenue (less agency commissions)	$57,552	$9,976	477%

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2010	Page 7 of 13

Guidance for the First Quarter of 2011:
     We currently anticipate that our results for the three-month period ending March 31, 2011 (the “first quarter of 2011”) will approximate the ranges presented in the table below.

	2011	%Change	2011	%Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2010	Range	2010	2010
		(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$67,000	(5)%	$68,000	(4)%	$70,482

OPERATING EXPENSES
(before depreciation, amortization and gain on disposal of assets):
Broadcast	$49,500	4%	$50,000	5%	$47,567
Corporate and administrative	$3,400	16%	$3,600	23%	$2,922

OTHER SELECTED DATA:
Political advertising revenues (less agency commissions)	$400	(86)%	$500	(82)%	$2,783
Comments on Guidance:
Revenue.
     Our current first quarter 2011 revenue estimates in comparison to actual revenue in the three-month period ended March 31, 2010 (the “first quarter of 2010”) take into account the following non-recurring revenue in 2010:
$2.3 million of political advertising revenue;
$2.8 million of advertising revenue from the broadcast of the 2010 Olympics; and
$0.9 million of advertising revenue from the broadcast of the 2010 Super Bowl on 17 CBS stations in comparison to $0.2 million of advertising revenue from the broadcast of the 2011 Super Bowl on 1 Fox primary channel and 4 Fox digital secondary channels.
     Based on our current forecast, we believe that our non-political advertising revenue for the first quarter of 2011, including our local, national and internet revenue, will approximate our results from the first quarter of 2010 on an aggregate basis.
     We currently believe our first quarter of 2011 local revenue, excluding political revenue, will approximate the results from the first quarter of 2010.
     We currently believe our first quarter of 2011 national revenue, excluding political revenue, will decrease from the first quarter of 2010 by approximately 8% reflecting in part the impact of the non-recurring Olympic, and a lower level of Super Bowl revenue discussed above.
     We anticipate our first quarter of 2011 internet revenue will increase from the first quarter of 2010 by approximately 36%.
     We anticipate our first quarter of 2011 political advertising revenue will approximate $500,000 due to a lack of political races in the first quarter of 2011.
     We anticipate that our first quarter of 2011 retransmission consent revenue will increase approximately $0.3 million to $5.0 million.
     We estimate our base consulting revenue will remain stable at $0.6 million for the first quarter of 2011.
Broadcast Operating Expense (before depreciation, amortization and gain/loss on disposal of assets).

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     The anticipated increase in broadcast operating expense for the first quarter of 2011 compared to the first quarter of 2010 is due primarily to increases in employee compensation and benefits. For the full year of 2011, we currently anticipate that total broadcast operating expense will range between $194.5 million and $196.0 million in comparison to an actual amount of $196.4 million for the full year of 2010.
Corporate and Administrative Expense (before depreciation, amortization and gain/loss on disposal of assets).
     The anticipated increase in corporate expense for the first quarter of 2011 as compared to the first quarter of 2010 is due primarily to increases in compensation and market research expense. For the full year of 2011, we currently anticipate that total corporate expense will range between $13.3 million and $13.6 million in comparison to an actual amount of $13.6 million for the full year of 2010.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2010	Page 9 of 13

Net Revenue By Category:
     The table below presents our net revenue by type for the three-month period and year ended December 31, 2010 and 2009, respectively (dollars in thousands):

	Three Months Ended December 31,
	2010		2009
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$49,502	43.2%	$47,120	60.8%
National	15,613	13.6%	15,861	20.5%
Internet (1)	3,876	3.4%	3,213	4.1%
Political	33,139	28.9%	4,954	6.4%
Retransmission consent	4,807	4.2%	3,734	4.8%
Production and other	1,638	1.4%	1,914	2.5%
Network compensation	173	0.2%	171	0.2%
Consulting revenue	5,847	5.1%	550	0.7%

Total	$114,595	100.0%	$77,517	100.0%

	Years Ended December 31,
	2010		2009
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$183,177	52.9%	$170,813	63.2%
National	57,649	16.7%	53,892	19.9%
Internet (1)	13,401	3.9%	11,413	4.2%
Political	57,552	16.6%	9,976	3.7%
Retransmission consent	18,774	5.4%	15,645	5.8%
Production and other	7,446	2.2%	7,119	2.6%
Network compensation	562	0.2%	653	0.2%
Consulting revenue	7,497	2.1%	863	0.4%

Total	$346,058	100.0%	$270,374	100.0%

(1)	Internet revenues are derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales.

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Earnings Release for the three-month period and year ended December 31, 2010	Page 10 of 13

Conference Call Information:
     We will host a conference call to discuss our fourth quarter and year ended December 31, 2010 operating results on March 1, 2011. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1(877) 741-4244 and the confirmation code is 7873176. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 7873176 until March 31, 2011.
Non-GAAP Terms:
     This press release includes the non-GAAP financial measures of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our senior credit facility. Broadcast Cash Flow is defined as operating income plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), impairment, non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements, less payments for program broadcast obligations and less network compensation revenue, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) and cash flows reported in accordance with GAAP.

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Reconciliations:
Reconciliation of net income (loss) to the non-GAAP terms (dollars in thousands):

	Three Months Ended
	December 31,
	2010	2009	%Change
Net income (loss)	$21,864	$(1,959)
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation	7,229	8,057
Amortization of intangible assets	117	137
Amortization of non-cash stock based compensation	58	344
Gain on disposals of assets, net	(1,300)	(3,173)
Miscellaneous expense (income), net	(1)	(28)
Interest expense	16,332	19,568
Income tax expense	14,039	1,104
Amortization of program broadcast rights	3,972	3,777
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	7
Network compensation revenue recognized	(173)	(171)
Network compensation per network affiliation agreement	(60)	—
Payments for program broadcast rights	(3,883)	(3,804)

Broadcast Cash Flow Less Cash Corporate Expenses	58,201	23,859	144%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,359	2,878

Broadcast Cash Flow	$61,560	$26,737	130%

				Year Ended
	Year Ended December 31,			December 31,
	2010	2009	%Change	2006
Net income (loss)	$23,163	$(23,047)		$11,711
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation	30,630	32,595		34,073
Amortization of intangible assets	479	577		2,453
Amortization of non-cash stock based compensation	332	1,388		1,092
Gain on disposals of assets, net	(1,909)	(7,628)		1,021
Miscellaneous income, net	(44)	(54)		(677)
Interest expense	70,045	69,088		66,787
Loss on early extinguishment of debt	349	8,352		347
Income tax expense (benefit)	13,447	(11,260)		9,823
Amortization of program broadcast rights	15,410	15,130		14,234
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	30	(19)		2,234
Network compensation revenue recognized	(562)	(653)		(1,089)
Network compensation per network affiliation agreement	(196)	30		2,216
Payments for program broadcast rights	(15,473)	(15,287)		(14,839)

Broadcast Cash Flow Less Cash Corporate Expenses	135,701	69,212	96%	129,386
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	13,213	12,780		14,005

Broadcast Cash Flow	$148,914	$81,992	82%	$143,391

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2010	Page 12 of 13

Gray Television, Inc.
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 40 digital second channels including 1 ABC, 4 Fox, 8 CW, 18 MyNetworkTV, 2 Universal Sports Network, 1 The Country Network affiliates and 6 local news/weather channels in certain of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
     This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the first quarter of 2011 and other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release and its attachments is as of March 1, 2011. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the periods ended March 31, 2010, June 30, 2010, September 30, 2010 and in subsequently filed reports, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
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